Exhibit 4
TRINITY BIOTECH PLC
EMPLOYEE SHARE OPTION PLAN 2006

TRINITY BIOTECH PLC
EMPLOYEE SHARE OPTION PLAN
Definitions
1.
The Scheme is established by an ordinary resolution of the Shareholders passed on 13 June 2006. The purpose of the Scheme is to provide for the granting of share options to Directors of the Company and to Employees and Consultants of the Company and its subsidiary and associated companies in accordance with the provisions hereinafter contained.

2.	In the Scheme the following expressions bear the following meanings:-

(a)	“Associated Company”	means a company under the Control of the Company or any subsidiary of the Company or any combination thereof or in which the Company and/or its subsidiaries have a shareholding interest of 20% or greater;

(b)	“the Board”	means a duly constituted Committee of the Board of Directors for the time being of the Company at which a quorum is present;

(c)	“the Company”	means Trinity Biotech Public Limited Company;

(d)	“Consultant”	means any individual who has a consultancy agreement with the Company or an Associated Company;

(e)	“Control”	has the same meaning as in Section 11 of the Taxes Consolidation Act, 1997;

(f)	“Directors”	means in relation to the Company, or a Participating Company its board of directors and “Director” shall be construed accordingly;

(g)	“Employee”	means an employee of the Company (other than one who is a Director of the Company or of a Participating Company) who is required under the terms of his employment to work for the Company for at least twenty hours a week;

(h)	“Final Option Date”	means in relation to an Option the last date upon which any part thereof may be exercised under Clause 7;

(i)	“Group”	means the Company, its subsidiary companies and all Associated Companies;

(j)	“Market Value”	means the price which in the opinion of the Board represents the fair market value of the Shares, having regard in circumstances, where those Shares are traded on the Markets, to the prices prevailing in those Markets.

(k)	“Markets”	the Stock Exchange Official List — Ireland and the National Association of Security Dealers Automated Quotation Market;

(l)	“Nominated Person”	means a person who shall have been nominated for the purpose of the Scheme pursuant to Clause 3(a);

(m)	“Non-Executive Director”	means any of the Directors who is not required to devote to his duties for the Company or an Associated Company more than 15 hours per week (excluding meal breaks).

(n)	“Option”	means an option granted pursuant to the Scheme;

(o)	“Option Certificate”	means a certificate over an Option in such form as the Board shall determine.

(p)	“Option Price”	means the price at which Shares must be subscribed on exercise of an Option;

(q)	“Participant”	means any Nominated Person who is for the time being a holder of an Option or of Shares held pursuant to the exercise of Option rights;

(r)	“Participating Company”	means any company being the Company or an Associated Company to whom the Board have extended the Scheme;

(s)	“the Scheme”	means the Trinity Biotech Plc Employee Share Option Plan 2006 consisting of these presents as amended from time to time in accordance with the provisions in that regard herein contained;

(t)	“Shares”	means the “A” Ordinary Shares of US$0.0109 each in the capital for the time being of the Company.

(u)	“State”	Ireland
The Clause headings are for ease of reference only and shall not in any way affect the interpretation hereof.
ELIGIBILITY FOR PARTICIPATION

3.	(a)	Power of Board

The Scheme is available for Directors, Employees or Consultants of the Company or any Participating Company (whether officers or employees) who shall be nominated for the purpose by the Board.

(b)	Absolute Discretion

Subject to the provisions of Sub-Clause (a) of Clause 3 the Board shall at its absolute discretion determine whether or not a person is a Director, an Employee or Consultant of the Company.

(c)	No Right

No person shall be entitled as of right to participate in the Scheme and the decision as to who shall have the opportunity of participating and the extent of his participation will, subject to the Scheme, be made by the Board at its absolute discretion.

LIMITS

4.	(a)	Seven Year Limit
No Option shall be granted under this Scheme at a date more than seven years after the adoption of this Scheme by the members of the Company.

(b)	Overall Limits for Scheme at Adoption Date

Subject to the provisions of Rules 13 and 14 below, the maximum number of Shares over which Options may be in issue at any one time under this Scheme shall be 5,000,000.

5.	(a)	Power to Grant

Subject to the provisions of sub-clause (e) of this Clause the Board may on behalf of the Company grant Options to Nominated Persons within seven years of the date of adoption of this Scheme by the members of the Company.

(b)	Consideration

Any Option so granted shall be conditional upon the grantee paying to the Company (on or before such date as the Board may at its discretion specify) the consideration payable for such Option which shall not exceed €1.00.

(c)	Non-Assignable

Any Options so granted shall be personal to the grantee and non-assignable subject to Rule 8 below.

(d)	Certificates

Option Certificates shall be issued to all Participants.

(e)	Employee with Two Years to Retire

An Option shall not be granted to any of the persons who would otherwise qualify under Clause 3 (a) hereof if any such person is within two years of the date upon which he would normally be expected to retire.

OPTION PRICE
6.
The Option Price in relation to an Option shall be determined by the Board but shall not be less than the nominal value of a Share. If the option is to be granted at Market Value the Market Value per Share of the Shares comprised in the Option is to be computed as at the day prior to the day on which the Option is granted multiplied by the number of Shares to which the Option relates.

PERIODS FOR EXERCISE OF OPTIONS

7.	(a)	Subject to Clause 7(b) an Option may be exercised at any time but not later than seven years after the Option was granted. An Option shall expire immediately after the Final Option Date to the extent that it has not been exercised.
(b)
The Board may when it grants an Option at its entire discretion attach a condition thereto such that the Option or portion(s) thereof may not be exercised until a period(s) (not exceeding four years after the Option was granted) has elapsed from the date of grant. Such vesting provisions will be set out in the Option Certificate.

DEATH AND TRANSFER OF RIGHTS
8.
In the event of the death of a Participant before the Final Option Date the personal representative of such deceased Participant may, at any time and from time to time but no later than one year after such death, exercise the Option (or as the case may be that portion of it not already exercised) in whole or in part and upon the expiration of such one year the Option shall expire to the extent that it shall not have been so exercised. Save for this provision the Scheme shall not permit a Nominated Person or a Participant to transfer any rights under the Scheme.

RETIREMENT ETC.

9.	(a)	Notwithstanding Clause 9 (b) if a Participant ceases on account of:-
(i)	retirement at normal retirement age; or

(ii)	resignation or early retirement due to disability or ill-health (such matter to be determined by the Board in its absolute discretion);
to be employed by or to be an officer of or consultant to the Company or a Participating Company the Participant may at any time and from time to time but no later than twelve months after he shall have so resigned or retired, exercise the Option (or as the case may be that portion of it not already exercised) in whole or in part. Upon the expiration of such one year the Option shall expire to the extent that it shall not have been so exercised.

(b)
If a Participant ceases on account of resignation, retirement, dismissal or otherwise (except on death, retirement at normal retirement age or resignation or early retirement due to disability or ill-health) to be employed by or be an officer of or consultant to the Company or a Participating Company an unexercised option shall expire 90 days after such cessation of employment or officership, except at the discretion of the Board of Directors who may allow it to be exercised within a maximum period of one year following such cessation.

(c)
In no circumstances shall any Participant or Nominated Person ceasing to hold such office or employment as aforesaid be entitled to any compensation for any loss of any right or benefit or prospective right or benefit under the Scheme which he might otherwise have enjoyed whether such compensation is claimed by way of damages for wrongful dismissal or other breach of contract or by way of compensation for loss of office or otherwise howsoever.

OFFERS FOR SHARE CAPITAL

10.	(a)	If an offer is made to acquire the whole or a specified proportion of the Shares held by each holder of Shares, notwithstanding anything herein contained or any condition imposed pursuant to Clause 7 (b), Participants may exercise Options held by them in relation to the whole or a specified portion of the Shares to which such Options relate.
(b)
If the Board is of the opinion that an offer is about to be made to acquire the whole or a specified proportion of the Shares held by each holder of Shares the Board shall be entitled, at its discretion and notwithstanding anything herein contained or any condition imposed pursuant to Clause 7 (b), to require Participants to exercise Options held by them in relation to the whole or a specified portion of the Shares to which such Options relate and within such time or times and upon and subject to any other conditions or limitations as the Board may at its discretion determine.

(c)
If any Participant does not comply with such request the Board may, at its absolute discretion and notwithstanding anything herein contained, suspend the rights of Participants to exercise any Options held by them until either

(i)	the Board shall at its absolute discretion revoke such suspension, or

(ii)	the Shares shall no longer be quoted on any Stock Exchange.
PROCEDURES ON EXERCISE OF OPTIONS
11.
Upon the exercise of an Option in whole or in part the Participant shall pay the Option Price (or as the case may be the appropriate portion of the Option Price) to the Company and shall deliver the Option Certificate to the Company and the Company shall issue the appropriate Shares to the Participant and deliver to the Participant any appropriate balance Option Certificate.

12.	All Shares issued on any exercise of an Option shall rank pari passu in all respects with the Shares already in issue.
BONUS AND RIGHTS ISSUES
13.
If an allotment of Shares is made to the holders of Shares credited as fully paid up and by way of capitalisation of reserve or a consolidation or subdivision or a reduction of the ordinary share capital of the Company each Participant shall surrender every Option held by him which has not been entirely exercised and be granted in its place an Option at the same total Option Price (or otherwise have his Option adjusted) and in all other respects on identical terms in respect of such number of Shares that the ratio between that number of Shares and the total number of issued Shares shall be the same as the ratio between the number of Shares to which the surrendered Option (or as the case may be the unexercised portion thereof) related and the total number of issued shares immediately prior to the said allotment by way of capitalisation of reserves or consolidation or subdivision or reduction of the share capital of the Company.

14.
If holders of Shares are granted rights to subscribe for further shares (such rights being related to the number of Shares held by them respectively) the Board shall at its absolute discretion decide whether the granting of such rights and the subscriptions made thereunder shall result in the depletion in the value of each Share and if the Board so decides each Participant shall be entitled to surrender every Option held by him which has not been entirely exercised and to be granted in its place an Option at the same total Option Price (or otherwise have his Option adjusted) and in all other respects on identical terms in respect of such number of Shares as shall in the opinion of the Board be appropriate having regard to the said depletion in the value of each Share and having obtained the advice of the auditors to the Company.

SAME TIME FOR GRANT AND EXERCISE
15.
Any Option granted in place of a surrendered Option as aforesaid (or otherwise adjusted) shall be exercised at the same time as such surrendered Option and shall for all purposes of the Scheme be deemed (as from the date of granting thereof) to have been granted at the same time as such surrendered Option.

EXCHANGE OF CERTIFICATES
16.
On any surrender of an Option as aforesaid the Participant shall deliver to the Company the Option Certificate in respect of the Option being surrendered and the Company shall deliver in exchange an Option Certificate in respect of the Option being granted in its place.

NO SHARE ISSUES AT A DISCOUNT
17.	Notwithstanding anything herein contained no Option shall be granted to subscribe for any Shares at a discount to the nominal value.
LIQUIDATION
18.
In the event of a liquidator being appointed to the Company all Options shall ipso facto cease to be exercisable and (save to the extent, if at all, that the Board may prior to such liquidation at their absolute discretion determine) Participants shall not be entitled to damages or other compensation of any kind.

EXCHANGE QUOTATIONS
19.
The Company will within five working days after the exercise of an Option apply for permission to deal in the Ordinary Shares or securities of the Company (whichever one traded) issued pursuant to the exercise of Options on NASDAQ or such other stock exchange upon which the Shares or securities are for the time being quoted.

ALTERATIONS
20.	The Company may at any time by resolution of the Board vary, amend or revoke any of the provisions of the Scheme in such manner as may be thought fit.
OBLIGATION TO KEEP UNISSUED CAPITAL
21.
The Company shall keep unissued sufficient Shares to enable it to discharge its obligations under the Scheme and take all necessary steps (including the passing of resolutions of the Company) to ensure that the Directors of the Company shall, at all times, be generally and unconditionally authorised to allot Shares pursuant to Options to Nominated Persons in accordance with the provisions of Section 20 Companies (Amendment) Act, 1983 or any statutory modification or re-enactment thereof, and so that the provisions of Section 23 of the said Act, or any statutory modification or re-enactment thereof shall not apply to any such allotment.

TERMINATION

22.	(a)	The Scheme may be terminated at any time by Resolution of the Board.
(b)
Subsequent to any termination of the Scheme under Paragraph (a) of this clause the Company shall not grant any further Options but no such termination shall affect or modify any subsisting rights or obligations of the Participants in respect of any Options and notwithstanding such termination the Company shall continue to administer and manage the Scheme in accordance with its terms.

SCHEDULE OF INFORMATION AND FORMS
LETTER OF INVITATION
[on Trinity Biotech plc headed paper]
TRINITY BIOTECH PLC EMPLOYEE SHARE OPTION PLAN
Dear
You are hereby invited to apply for an option to subscribe for            “A” Ordinary Shares of US$0.0109 in the Company at a subscription price of            per share.
If you wish to apply for an option, you should complete and sign the application form enclosed with this letter and return it, together with €1.00 to the Company at the above address, so as to be received by close of business not later than 30 days from the date of this letter.
If your application is successful, in due course you will be issued with an Option Certificate which will state the date of grant of the option, the number of shares subject to the option and the subscription price per share payable by you on its exercise.
[You will not be permitted to exercise your option until the following periods have expired

Period after date of Grant	No. of options exercisable after such period expires

[ ]	[ ]

[ ]	[ ]

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This invitation is made subject to the terms and conditions of the Scheme, a copy of which is enclosed with this letter.
Yours faithfully,

For and on behalf of
Trinity Biotech Plc

APPLICATION FORM

TO: The Secretary, Trinity Biotech Plc IDA Business Park Bray Co Wicklow
Trinity Biotech Plc (“the Company”)
Trinity Biotech Plc Employee Share Option Plan
1.	I hereby apply for an option to subscribe for * Ordinary Shares in the Company subject to and in accordance with the terms of the above Scheme at a subscription price of per share.

2.	I enclose the sum of €1.00 in consideration of the grant of the option.

3.	I have read the terms and conditions of the Scheme and I agree to comply with and be bound by them and any variation to them.
Full Name:
Address:
Signature:
Date:

OPTION CERTIFICATE
TRINITY BIOTECH PLC (“The Company”)
THIS DOCUMENT IS IMPORTANT A form of notice for use by the Participant for the exercise of the Option is set out overleaf.

Name of Participant:

Address of Participant:

Date of Grant:

Number of Shares:

Subscription Price per Share:

Vesting Provisions

Last Date on which Notice of Exercise of Option can be given:

THIS IS TO CERTIFY that the Participant named above was on the above date granted an option to subscribe for the above number of “A” Ordinary Shares of IR1p each in the Company at the above subscription price per share. This Option may not be transferred, assigned, mortgaged or charged by the Participant and any purported transfer, assignment or charge will cause this Option to lapse forthwith. This Option is exercisable subject to and in accordance with the terms and conditions of the above Scheme.

For and on behalf of
Trinity Biotech Plc

NOTICE OF EXERCISE

TO:	The Secretary Trinity Biotech Plc IDA Business Park Bray Co Wicklow
Trinity Biotech Plc (“The Company”)
Trinity Biotech Plc Employee Share Option Plan
I hereby exercise the option referred to overleaf in respect of  _____  [Note (a)] Ordinary Shares in the Company.
I enclose the sum of  _____  [Note (b) ].

Full Name:

Address:

Signature:

Date:

Notes
(a)	Insert the number of shares in respect of which the option is exercised.

(b)
Insert the subscription cost of the shares in respect of which the option is exercised; this can be found by multiplying the subscription price per share stated in the Option Certificate by the number of shares inserted in paragraph 1 above.